MAXTOR CORPORATION


                                                  EXHIBIT 11.1


              COMPUTATION OF NET INCOME (LOSS) PER SHARE
               For the Three Years Ended March 26, 1994

                 (In thousands, except per share data)


                                           Year Ended
- - ----------------------------------------------------------------
                                 March 26,  March 27,  March 28,
                                   1994       1993       1992
- - ----------------------------------------------------------------

PRIMARY

Weighted average number of
  common shares outstanding
  during the year                  32,203     27,283     23,499
Acquisition shares                      -          -      2,000
Incremental common shares
  attributable to exercise of
  outstanding options (assuming
  proceeds would be used to
  purchase treasury stock)              -      4,252      1,222
                                ----------  ---------  ---------
Total shares                       32,203     31,534     26,721
                                ==========  =========  =========

Net income (loss)               $(257,589)  $ 46,112   $  7,149
                                ==========  =========  =========

Net income (loss) per share     $   (8.00)  $   1.46   $   0.27
                                ==========  =========  =========


FULLY DILUTED

Weighted average number of
  common shares outstanding
  during the period                32,203     27,283     23,499
Acquisition shares                      -          -      2,000
Incremental common shares
  attributable to exercise of
  outstanding options (assuming
  proceeds would be used to
  purchase treasury stock)              -      4,316      3,716
                                ----------  ---------  ---------
Total shares                       32,203     31,599     29,215
                                ==========  =========  =========

Net income (loss)               $(257,589)  $ 46,112   $  7,149
                                ==========  =========  =========

Net income (loss) per share     $   (8.00)  $   1.46   $   0.24
                                ==========  =========  =========


Note:   The  subordinated convertible debentures  have  an  anti-
dilutive effect on earnings per share, therefore the calculation of fully diluted earnings per share excludes both the share equivalents and the interest income adjustment elements.